ESQUIRE FINANCIAL HOLDINGS, INC. ANNOUNCES

THE LAUNCH OF THE NEW ESQUIRE BRAND AND WEBSITE

Enhanced Digital Platform and New Brand Image Reinforce Industry Leadership and Digital Innovation

Jericho, NY – October 5, 2020 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the holding company for Esquire Bank, National Association (“Esquire Bank”), today announced the launch of a new suite of best-in-class digital technologies anchored by a newly designed website (www.esquirebank.com), a powerful customer service CRM platform, and a new brand image (“Esquire Brand”).

The revamped website transforms our online customer functionality and provides enhanced banking content including online account opening, full account management, and loan application capabilities.  The new website is live and is located at www.esquirebank.com. The Company also launched a new, customer centric CRM system built on the Salesforce platform. The proprietary platform will facilitate a more robust customer service experience including seamless communications and enhanced multi-media capabilities. These upgrades to our service model are also reflected in the launch of a new brand image that demonstrates Esquire’s innovation and focus on the unique markets we serve.

“Esquire’s industry leading performance metrics in 2019 once again placed us among the top performing financial services companies in the country,” stated Andrew C. Sagliocca, President and Chief Executive Officer. “We are extremely excited to announce today’s launch, modernizing our digital capabilities and enabling our website as well as our brand elements to keep pace with our industry leading achievements and our unique products and services.”

Reflecting its commitment to its clients and the markets it serves, the Company and its staff invested significant time and resources over the past year to refine the new Esquire Brand and seamlessly integrate these new platforms.

“The new Esquire Brand will be transformational for our Company, our customers and perspective customers across our target markets,” stated Martin Korn, Senior Vice President and Chief Technology Officer. “Our goal is to ensure that the markets we serve view our Company as a leading financial and technology provider in the industry, reinforcing the values that have set Esquire apart throughout our history.”

“The foundation of our success continues to be our unique culture and approach to customer service where our clients find a formidable forward-thinking ally who always makes their business and its success our top priority,” stated Kyall Mai, Senior Vice President and Chief

Innovation Officer. “Our Esquire Brand embodies these differentiators and will carry our Company and customers through the next decade and beyond.”

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. It’s wholly owned subsidiary, Esquire Bank, National Association, is a full-service commercial bank dedicated to serving the financial needs of the legal industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The bank offers tailored products and solutions to the legal community and their clients as well as dynamic and flexible merchant services solutions to small business owners. For more information, visit www.esquirebank.com.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com